                                                                  Exhibit (d)(3)

                            CALAMOS INVESTMENT TRUST



                               September 24, 2003

Calamos Asset Management, Inc.
1111 E. Warrenville Rd.
Naperville, Illinois 60563

Ladies and Gentlemen:

         Management Agreement

         Pursuant to paragraph 1(b) of the Management Agreement between Calamos Investment Trust and Calamos Asset Management, Inc. dated August 1, 2000, we hereby notify you that the board of trustees of Calamos Investment Trust has established an additional Sub-Trust, designated Calamos Blue Chip Fund, and has appointed you as Manager to act as manager and investment adviser to that Sub-Trust on the terms and conditions set forth in the Agreement, except that the advisory fee schedule applicable to the Sub-Trust designated Calamos Blue Chip Fund shall be 1/12 of 1.00% of monthly average net assets.

                                                  Very truly yours,

                                                  CALAMOS INVESTMENT TRUST


                                                  By  /s/ James S. Hamman, Jr.
                                                      James S. Hamman, Jr.
                                                      Secretary



Appointment as Manager for the Sub-Trust designated Calamos Blue Chip Fund accepted this 24th day of September 2003.


                                                  CALAMOS ASSET MANAGEMENT, INC.


                                                  By: /s/ Patrick Dudasik
                                                      Patrick Dudasik
                                                      Executive Vice President,
                                                      Chief Administrative and
                                                      Financial Officer